Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 and related Prospectus of Syros Pharmaceuticals, Inc. for the registration of 2,592,591 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 2017, with respect to the consolidated financial statements of Syros Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 20, 2017